SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON,  DC 20549

                                 FORM 8-K

                              CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date ofearliest event reported):  April 2, 1998


                         TRANS  GLOBAL  SERVICES,  INC.
            (Exact name of Registrant as Sepcified in its Charter)

        Delaware                     0-23382                   62-1544008
(State of other jurisdicition      (Commission              (IRS Employer
of incorporation)                    File No.)               Identification No.)


               1393 Veterans Memorial Highway, Hauppauge, New York 11788
                     (Address of Principal Executive Office)

    Registrant's telephone number, including area code: (516) 724-0006






















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TRANS GLOBAL SERVICES, INC.
FORM 8-K

Item 5.  Other Events.

On April 2, 1998, Messrs. Lewis S. Schiller, Norman J. Hoskin and E. Gerald Kay resigned as directors of the Company, and Mr. Schiller, who was also chairman of the board and chief executive officer, and Ms. Grazyna B. Wnuk, who was secretary of the Company, resigned from such positions. The resignations by Messrs. Schiller, Hoskin and Kay and Ms. Wnuk were given in connection with their resignation as directors and officers of Consolidated Technology Group Ltd. ("Consolidated"), which is the Company's principal stockholder, and other subsidiaries of Consolidated.

In connection with their resignation as directors and officers of the Company, the Company and such individuals exchanged general releases. Mr. Schiller also agreed to the cancellation of stock options held by him pursuant to which he was entitled to purchase and aggregate of 50,833 shares of the Company's Common Stock.

On April 3, 1998, the remaining director, Mr. Joseph G. Sicinski, elected Messrs. Edward D. Bright, Donald Chaifetz and Seymour Richter as directors to fill the vacancies created by the resignation of Messrs. Schiller, Hoskin and Kay.

On April8, 1998, Mr. Bright was elected chairman of the board, and Mr. Sicinski, who will continue as president, was elected chief executive officer.

Mr. Edward D. Bright was also elected as chairman, secretary, treasurer and a director of Consolidated and a director of Netsmart Technologies, Inc. ("Netsmart"), a publicly-held subsidiary of Consolidated that markets medical information systems in April 1998. From January 1996 until April 1998, Mr. Bright was an executive officer of or advisor to Creative Socio Medics Corp. ("CSM"), a subsidiary of Netsmart which was acquired by Netsmart from Advanced Computer Techniques, Inc. ("ACT") in June 1994. From June 1994 until January 1996, he was chief executive officer of Netsmart. He was a senior executive officer and a director of CSM and ACT for more than two years prior to June 1994.

Mr. Donald Chaifetz is a principal of Maldon Co., Inc., an importing company. Mr. Chaifetz has been in the importing business for more than the past five years. He was also elected as a director of Consolidated in April 1998.

Mr. Seymour Richter has been president, acting chief executive officer and a director of Consolidated and a director of Netsmart since April 1998. From July 1995 until April 1998. Mr. Richter was employed by Patterson Travis Operating Account Inc., a private company that makes investments for its own account. For more than five years prior thereto, he was the chief executive officer of Touch Base Ltd., an independent selling organization in the apparel industry.










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                                 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         TRANS GLOBAL SERVICES, INC.




Date:  April 8, 1998                     Joseph G. Sicinski
                                         President and CEO